EXHIBIT 99.5.1


[Graphic  CAPELOGIC INCORPORATED
 Omitted] Providing Technology Solutions for Financial Services
--------------------------------------------------------------------------------
                                855 Route 10 East, Suite 106, Randolph, NJ 07869
                                  Telephone: (973) 598-9860  Fax: (973) 598-9863
                                                          Web: www.capelogic.com


July 29, 2003


Glickenhaus & Co.
6 East 43rd Street
New York, New York  10017

Lebenthal, a division of Advest, Inc.
90 State House Square
Hartford, Connecticut  06103


RE:      EMPIRE STATE MUNICIPAL EXEMPT TRUST
         Guaranteed Series 140:  Post - Effective Amendment No. 5
         Guaranteed Series 145:  Post - Effective Amendment No. 4


Gentlemen:

We have examined the Post-Effective Amendment to the Registration Statement, File No. 333-42455 & 333-74097 for the referenced Trusts and acknowledge that CapeLogic, Inc., is currently acting as the evaluator for the Empire State Municipal Exempt Trust Guaranteed Series 140 & 145. Subsequently, we hereby consent to the reference of CapeLogic, Inc. as Trust evaluator in the Post-Effective Amendment.

In addition, we confirm that the ratings of the bonds comprising the portfolios of the Trusts, as indicated in the Post-Effective Amendment to the Registration Statement, are the ratings currently indicated in our data base.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.


Sincerely,



/s/ Randall J. Soderberg
Randall J. Soderberg
President